Exhibit 99.1

News Release
CONTACT:
Michael Perlman
Assistant Treasurer
KLX Inc.
(561) 383-5100

KLX INC. REPORTS FIRST QUARTER ENDED APRIL 30, 2017 FINANCIAL RESULTS; REVENUES UP 16.6%; OPERATING EARNINGS UP 109.5%; GAAP EPS UP 620.0%; ADJUSTED EPS UP 157.7%; REAFFIRMS 2017 GUIDANCE

WELLINGTON, FL, May 24, 2017 — KLX Inc. (the “Company”) (NASDAQ: KLXI), a leading distributor and value added service provider of aerospace fasteners and consumables, and a provider of services and products to the oil and gas exploration and production industry, today reported its first fiscal quarter 2017 financial results.

On a GAAP basis, for the three month period ended April 30, 2017, revenues of $411.3 million increased 16.6 percent, operating earnings of $48.6 million increased 109.5 percent, and net earnings of $18.4 million and net earnings per diluted share of $0.36 increased approximately $15.9 million and $0.31 per diluted share, respectively, as compared to the three month period ended April 30, 2016.

FIRST QUARTER HIGHLIGHTS

•                  Consolidated revenues increased 16.6 percent to $411.3 million, driven by a 10.0 percent increase in revenues in the Aerospace Solutions Group segment (“ASG”) and a 72.4 percent increase in revenues in the Energy Services Group segment (“ESG”)

•                  Consolidated operating earnings of $48.6 million increased 109.5 percent

•                  Adjusted Net Earnings and Adjusted Net Earnings per diluted share (as defined below) were $34.8 million and $0.67 per diluted share, representing increases of 152.2 percent and 157.7 percent, respectively

•                  Repurchased approximately $14.4 million KLXI common shares during the first quarter

•                  Share repurchase authorization increased to $200 million

We have presented Adjusted Net Earnings and Adjusted Net Earnings per diluted share to reflect net earnings before amortization and non-cash compensation expense, and to include the tax benefit from the amortization of tax-deductible goodwill (“Adjusted Net Earnings” and “Adjusted Net Earnings per diluted share”). We have also presented adjusted EBITDA, which reflects EBITDA (earnings before interest, taxes, depreciation and amortization) before non-cash compensation expense (“Adjusted EBITDA”). See “Reconciliation of Non-GAAP Financial Measures.”

Amin J. Khoury, KLX’s Chairman and Chief Executive Officer, stated, “We are pleased to report that both our ASG and ESG segments are off to a solid start in 2017. On a consolidated basis, first quarter revenues increased 16.6 percent and operating earnings increased by 109.5 percent. Gross margin improved by nearly 400 basis points and operating margin increased by approximately 500 basis points. Both businesses established momentum in the quarter that is expected to accelerate as the year progresses. We remain optimistic about the outlook for our ASG business as new program awards begin to ramp up in the second half of 2017. In addition, our ESG business is performing ahead of our earlier expectations and Adjusted EBITDA, which we had earlier guided to be breakeven in the third or fourth quarter, actually became slightly positive in the first quarter. We now expect ESG to achieve positive operating earnings in the third or fourth quarter of 2017.”

Mr. Khoury continued, “ASG’s revenues increased 10.0 percent, driven primarily by an increase in military aftermarket sales. Exclusive of Herndon’s contributions in the current year period, ASG revenues increased approximately 3 percent. Our ESG business delivered substantially improved results, both on sequential and year over year bases. ESG generated revenues of $63.8 million, an increase of 72.4 percent versus the same period in the prior year, and an increase of 46.3 percent as compared to the fourth quarter of 2016. ESG’s operating loss improved by $20.8 million to $(10.1) million, as compared to the same period in the prior year, and improved by $8.9 million, as compared to the fourth quarter of 2016. ESG Adjusted EBITDA for the current period of $1.3 million improved by $20.5 million as compared to the prior year period.”

FIRST QUARTER CONSOLIDATED RESULTS

For the three months ended April 30, 2017, revenues of $411.3 million increased 16.6 percent, as compared to the same period in the prior year. The consolidated results reflect an increase of 10.0 percent in ASG revenues, and an increase of 72.4 percent in ESG revenues. Operating earnings of $48.6 million increased 109.5 percent. Adjusted Net Earnings and Adjusted Net Earnings per diluted share were $34.8 million and $0.67 per diluted share, and increased 152.2 percent and 157.7 percent, respectively, as compared with the same period in the prior year.

FIRST QUARTER SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings, presented on a GAAP basis, for the three month periods ended April 30, 2017 and 2016
($ millions):

	REVENUES
	THREE MONTHS ENDED
Segment	April 30, 2017	April 30, 2016	% Change
Aerospace Solutions Group	$347.5	$315.8	10.0%
Energy Services Group	63.8	37.0	72.4%
Total	$411.3	$352.8	16.6%

	OPERATING EARNINGS (LOSS)
	THREE MONTHS ENDED
Segment	April 30, 2017	April 30, 2016	% Change
Aerospace Solutions Group	$58.7	$54.1	8.5%
Energy Services Group	(10.1)	(30.9)	67.3%
Total	$48.6	$23.2	109.5%

	ADJUSTED EBITDA (LOSS)
	THREE MONTHS ENDED
Segment	April 30, 2017	April 30, 2016	% Change
Aerospace Solutions Group	$69.7	$63.8	9.2%
Energy Services Group	1.3	(19.2)	106.8%
Total	$71.0	$44.6	59.2%

For the three months ended April 30, 2017, ASG revenues of $347.5 million increased 10.0 percent compared to the same period in the prior year. Revenue growth was driven primarily by an increase in military aftermarket sales. Exclusive of Herndon’s contributions in both periods, ASG revenues increased by approximately 3 percent. ASG operating earnings of $58.7 million were up 8.5 percent as compared to the same period in the prior year. ASG operating margin of 16.9 percent declined by approximately 20 basis points, reflecting the lower, but improving margins associated with the Herndon business, along with integration related expenses.

For the three months ended April 30, 2017, as compared to the prior year, ESG revenues of $63.8 million increased by 72.4 percent, operating loss decreased $20.8 million, or 67.3 percent, to $(10.1) million, and Adjusted EBITDA of $1.3 million improved by $20.5 million. On a sequential quarterly basis, revenues increased by 46.3 percent, operating earnings improved 46.8 percent, and Adjusted EBITDA improved by 116.7 percent, as compared to the fourth quarter of 2016.

LIQUIDITY

For the first quarter ended April 30, 2017, cash flow provided by operations was $20.0 million and reflects a $43.0 million increase in accounts receivable related to the 10.0 percent increase in ASG revenues and the 72.4 percent increase in ESG revenues. As of April 30, 2017, cash on hand was approximately $270 million. Total long-term debt of $1.2 billion less cash, resulted in net debt of $931 million, and the Company’s net debt to net capital ratio was approximately 29 percent. There were no borrowings outstanding under the Company’s $750.0 million credit facility. During the quarter, the Company repurchased approximately $14.4 million of KLXI common shares at an average price of $47.16 per share.

OUTLOOK

The Company’s Fiscal 2017 guidance is as follows:

•                        2017 revenues are expected to increase approximately 17 percent to $1.75 billion

•                        Operating earnings are expected to increase approximately 72 percent to $222 million

•                        Adjusted Net Earnings are expected to increase approximately 68 percent to $157 million

•                        Adjusted Net Earnings per diluted share is expected to increase approximately 68 percent to $3.00 per diluted share

•                        ASG revenues are expected to increase by a high-single digit percentage, reflecting slower organic growth in the first half of the year, followed by an acceleration in growth in the second half of the year, as new programs and market share gains begin to materially contribute to ASG’s growth rate

•                        ESG revenues are expected to increase more than 70 percent

•                        ESG operating earnings are expected to reach breakeven on a quarterly basis in the third or fourth quarter of 2017

This release includes “Adjusted Net Earnings” and “Adjusted Net Earnings per Diluted Share” to reflect net earnings before amortization, non-cash compensation expense, and to include the tax benefit from the amortization of tax deductible goodwill. This release includes “ASG Adjusted EBITDA” and “ESG Adjusted EBITDA” in each case excluding depreciation and amortization and non-cash compensation expense. Each of the aforementioned metrics are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act.  Such forward-looking statements involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements. Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission (“SEC”), which include its Annual Report on Form 10-K and Current Reports on Form 8-K. For more information, see the section entitled “Forward-Looking Statements” contained in the Company’s Annual Report on Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About KLX Inc.

KLX Inc., through its two operating segments, provides mission critical products and complex logistical solutions to support its customers’ high value assets. KLX serves its customers in demanding environments that face high cost of downtime and require dependable, high quality just-in-time customer support. The Aerospace Solutions Group is a leading distributor and value added service provider of aerospace fasteners and consumables offering the broadest range of aerospace hardware and consumables and inventory management services worldwide. The

Energy Services Group provides vital services and products to the oil and gas industry on an episodic, 24/7 basis. For more information, visit the KLX website at www.klx.com.

KLX INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(In Millions, Except Per Share Data)

	THREE MONTHS ENDED
	April 30, 2017	April 30, 2016

Revenues	$411.3	$352.8
Cost of sales	298.4	269.3
Selling, general and administrative	64.3	60.3

Operating earnings	48.6	23.2

Interest expense	19.0	18.9

Earnings before income taxes	29.6	4.3

Income tax expense	11.2	1.8

Net earnings	$18.4	$2.5

Net earnings per common share:
Basic	$0.36	$0.05
Diluted	$0.36	$0.05

Weighted average common shares:
Basic	51.1	52.0
Diluted	51.8	52.2

KLX INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In Millions)

	April 30,	January 31,
	2017	2017
ASSETS

Current assets:
Cash and cash equivalents	$269.1	$277.3
Accounts receivable	306.6	261.3
Inventories	1,392.7	1,381.4
Other current assets	44.3	39.6
Total current assets	2,012.7	1,959.6
Long-term assets	1,735.6	1,738.7
	$3,748.3	$3,698.3

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$288.3	$257.1
Total long-term liabilities	1,223.0	1,220.1
Total stockholders’ equity	2,237.0	2,221.1
	$3,748.3	$3,698.3

KLX INC.
 CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In Millions)

	THREE MONTHS ENDED
	April 30, 2017	April 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$18.4	$2.5
Adjustments to reconcile net earnings to net cash flows provided by operating activities:
Depreciation and amortization	16.5	16.6
Deferred income taxes	9.7	0.2
Non-cash compensation	5.9	4.8
Provision for inventories	4.7	6.4
Provision for doubtful accounts and sales return reserve	(2.2)	(0.3)
Loss on disposal of property, equipment and other	0.4	1.5
Amortization of deferred financing fees	1.1	1.1
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(43.0)	8.8
Inventories	(15.9)	(3.4)
Other current and non-current assets	(8.3)	4.8
Accounts payable	16.1	(2.6)
Other current and non-current liabilities	16.6	1.0
Net cash flows provided by operating activities	20.0	41.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(14.5)	(19.2)
Net cash flows used in investing activities	(14.5)	(19.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock	(14.5)	(3.3)
Net cash flows used in financing activities	(14.5)	(3.3)

Effect of foreign exchange rate changes on cash and cash equivalents	0.8	2.3

Net (decrease) increase in cash and cash equivalents	(8.2)	21.2
Cash and cash equivalents, beginning of period	277.3	427.8
Cash and cash equivalents, end of period	$269.1	$449.0

KLX INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This release includes “Adjusted Net Earnings” and “Adjusted Net Earnings per diluted share” to reflect net earnings before amortization, non-cash compensation expense, and to include the tax benefit from the amortization of tax deductible goodwill. This release also includes “Adjusted EBITDA,” which excludes depreciation and amortization and non-cash compensation expense, which are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Company uses the above described adjusted measures to evaluate and assess the operational strength and performance of the business and of particular segments of the business. The Company believes these financial measures are relevant and useful for investors because it allows investors to have a better understanding of the Company’s actual operating performance unaffected by the impact of the costs as defined.  These financial measures should not be viewed as a substitute for, or superior to, operating earnings or net earnings (each as defined under GAAP), the most directly comparable GAAP measures, as a measure of the Company’s operating performance.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

	THREE MONTHS ENDED
	April 30, 2017	April 30, 2016
Net earnings	$18.4	$2.5
Amortization expense	4.8	4.7
Non-cash compensation	5.9	4.8
Income taxes	11.2	1.8
Adjusted earnings before tax expense	40.3	13.8
Income taxes at normalized rate	15.2	5.8
Less: impact of goodwill deduction *	9.7	5.8
Adjusted income taxes	5.5	—
Adjusted net earnings	$34.8	$13.8
Adjusted net earnings per diluted share	$0.67	$0.26

Diluted weighted average shares	51.8	52.2

* For purposes of this calculation, tax benefit of goodwill deduction is limited to income taxes at the normalized rate

KLX INC.

RECONCILIATION OF CONSOLIDATED OPERATING EARNINGS

TO ADJUSTED EBITDA

(In Millions)

	THREE MONTHS ENDED
	April 30, 2017	April 30, 2016
Operating earnings	$48.6	$23.2
Depreciation and amortization	16.5	16.6
Non-cash compensation	5.9	4.8
Adjusted EBITDA	$71.0	$44.6

RECONCILIATION OF AEROSPACE SOLUTIONS GROUP OPERATING EARNINGS

TO ADJUSTED EBITDA

(In Millions)

	THREE MONTHS ENDED
	April 30, 2017	April 30, 2016
ASG operating earnings	$58.7	$54.1
Depreciation and amortization	7.9	7.0
Non-cash compensation	3.1	2.7
Adjusted EBITDA	$69.7	$63.8

RECONCILIATION OF ENERGY SERVICES GROUP OPERATING LOSS

TO ADJUSTED EBITDA (LOSS)

(In Millions)

	THREE MONTHS ENDED
	April 30, 2017	April 30, 2016
ESG operating loss	$(10.1)	$(30.9)
Depreciation and amortization	8.6	9.6
Non-cash compensation	2.8	2.1
Adjusted EBITDA (loss)	$1.3	$(19.2)

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